                                                                       EXHIBIT 5


            [FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. LETTERHEAD]


January 12, 2001


Fairchild Semiconductor International, Inc.
82 Running Hill Road
South Portland, ME 04106


Gentlemen and Ladies:

As the General Counsel to Fairchild Semiconductor International, Inc., a Delaware corporation (the "Company"), I am familiar with the registration statement on Form S-8 being filed today by the Company with the Securities and Exchange Commission relating to 5,000,000 shares (the "Shares") of the Company's Class A Common Stock to be issued pursuant to and in accordance with the Fairchild Semiconductor International, Inc. 2001 Stock Option Plan (the "Plan").

It is my opinion that the Shares, when issued and sold hereafter in accordance with the provisions of the Plan, in accordance with Delaware law and upon payment of the exercise price for the Shares as contemplated by the Plan and option agreements entered into under the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as Exhibit 5 of the above-referenced registration statement.

Yours truly,

/s/ Daniel E. Boxer
-----------------------------

Daniel E. Boxer
Executive Vice President,
Chief Administrative Officer,
General Counsel and Secretary